Exhibit 16.1

April 5, 2022

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements made by Bakkt Holdings, Inc. (formerly VPC Impact Acquisition Holdings) in the Prospectus constituting a part of the Post-Effective Amendment No. 1 to the Registration Statement to Form S-1 (No. 333-261034) under the caption “Experts” in the section titled “Changes in Registrant’s Certifying Accountant”. We agree with the statements in that section regarding Bakkt Holdings, Inc. informing us of our dismissal on October 15, 2021 we are not in a position to agree or disagree with other statements of VPC Impact Acquisition Holdings. contained therein.

Very truly yours,

/s/ WithumSmith+Brown, PC

New York, New York